Exhibit 99
NEWS RELEASE

#24T — April 21, 2011	Contact: Roger Schrum +1 843-339-6018 roger.schrum@sonoco.com
Sonoco Reports Improved 2011 First Quarter Results
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported its strongest ever first quarter sales and net income for the quarter that ended April 3, 2011. As a result of the Company’s accounting calendar, the first quarter of 2011 included 93 days, six more than the same period in 2010.
First Quarter Highlights
•	First quarter 2011 GAAP earnings per diluted share were $.56, up 17 percent, compared with $.48 in 2010.
•	Base net income attributable to Sonoco (base earnings) for first quarter 2011 was $.57 per diluted share, compared with $.50 in 2010. (See base earnings definition and reconciliation later in this release.)
•	First quarter 2011 net sales of $1.12 billion were 19 percent higher than the $935 million in the first quarter of 2010.
•	Guidance for second quarter 2011 is estimated at $.61 to $.65 per diluted share and full-year 2011 guidance is estimated at $2.52 to $2.60 per diluted share.
First Quarter Review
Commenting on the Company’s first quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “For the sixth consecutive quarter, Sonoco posted a year-over-year improvement in sales and base earnings. In addition, we were pleased that each of our business segments achieved year-over-year improvements in sales and operating profits. Earnings improved during the quarter due to volume growth, largely due to six additional days in the current quarter, improvements in manufacturing productivity, earnings from acquisitions, lower pension costs and achieving a positive price/cost relationship. These positive factors were partially offset by higher labor, freight and energy expenses.”
“Performance continued to improve in our industrial-focused businesses, resulting in a 33 percent year-over-year increase in operating profits for our Tubes and Cores/Paper segment and a 42 percent increase for All Other Sonoco, which consists primarily of industrial-related businesses,” said DeLoach. “This positive performance was a result of achieving a positive price/cost relationship, primarily in our vertically integrated global paper operations, volume growth, which was primarily related to the additional days in the current quarter, and lower pension expenses, partially offset by weather-related and mechanical outages in our paper operations.”
“On the consumer side, operating profits from our Consumer Packaging segment were modestly higher as productivity improvements, profits from acquisitions and the longer quarter were partially offset by increased operating costs,” DeLoach said. “Results improved in our Packaging Services segment due to volume growth and cost controls, which more than offset a negative change in the mix of business stemming from previously announced business losses in point-of-purchase displays and fulfillment.”
1 North Second Street
Hartsville, S.C. 29550 USA
sonoco.com
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Sonoco Reports Improved 2011 First Quarter Results — 2
First quarter GAAP net income attributable to Sonoco was $57.4 million, or $.56 per diluted share in 2011, compared with $48.6 million, or $.48 per diluted share, in 2010. Base earnings were $58.6 million, or $.57 per diluted share, in the first quarter, compared with $51.0 million, or $.50 per diluted share, in 2010. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.
Excluded from base earnings in the 2011 quarter were after-tax restructuring and other charges totaling $1.2 million, or $.01 per diluted share. After-tax restructuring charges of $2.4 million, or $.02 per diluted share were excluded from base earnings in the 2010 quarter. Additional information about base earnings and base earnings per share, along with reconciliations to the most closely applicable GAAP financial measures, is provided later in this release.
The Company’s gross profit margin in the first quarter of 2011 was 17.4 percent of sales, compared with 18.8 percent in the same period in 2010. The decline was primarily due to a shift in the mix of business and higher labor, freight and other costs. The Company’s selling and administrative costs declined to 9.2 percent of sales during the first quarter, compared with 10.3 percent in the same period last year.
Net sales for the first quarter were $1.12 billion, compared with $935 million in the same period in 2010. This 19 percent increase was due to the longer quarter, higher selling prices, other volume gains, acquisitions and the positive impact from foreign currency translation. The impact of higher selling prices was realized primarily in the Tubes and Cores/Paper segment, principally driven by higher recovered paper prices.
Operating cash flow in the first quarter of 2011 was a negative $13.8 million, compared with a positive $73.8 million generated in the same period in 2010. The negative cash from operations in the first quarter reflects January’s $85 million contribution to the Company’s U.S. pension plan. Capital expenditures and cash dividends were $38.3 million and $28.1 million, respectively, during the first quarter, compared with $28.5 and $27.1 million, respectively, during the first quarter of 2010. During the first quarter of 2011, Sonoco also repurchased an additional 1,305,000 shares of common stock for approximately $46.3 million, completing a previously announced program to repurchase up to 2 million shares.
At the end of the first quarter of 2011, total debt was $766 million, an increase from $621 million at the end of 2010. The increase is due to borrowings in addition to the cash used to fund the previously mentioned pension contribution and the share repurchase program. The Company’s debt-to-total-capital ratio was 33.1 percent, compared with 29.2 percent at the end of 2010. Cash and cash equivalents at the end of the first quarter totaled $185 million, compared with $158 million at year-end 2010.
Second Quarter and Full-Year 2011 Outlook
Sonoco expects second quarter 2011 base earnings to be in the range of $.61 to $.65 per diluted share. Base earnings in the second quarter of 2010 were $.59 per diluted share. For the full-year 2011, base earnings are projected to be in the range of $2.52 to $2.60 per diluted share. The Company’s 2011 earnings guidance reflects an expected effective tax rate of approximately 31 percent.
The Company’s base earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of recovered paper and other material prices, as well as uncertainty regarding the pace of any continued improvement in the economy, actual results could vary substantially.
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Sonoco Reports Improved 2011 First Quarter Results — 3
Commenting on the Company’s outlook, DeLoach said, “We expect better second quarter results due to stronger productivity, particularly in our Tubes and Cores/Paper segment, as a result of less operating downtime in our mill system, an improving price/cost relationship and cost controls. Overall, we remain focused on achieving record results for 2011 while growing base earnings year over year by approximately 10 percent. We are focused on expanding margins by better operating our businesses, particularly improving productivity and reducing costs. In addition, we are continuing to invest in growing our businesses, launching new products and making accretive acquisitions.”
Segment Review
Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, and certain other items, if any, the exclusion of which the Company believes improves comparability and analysis, interest income and expense, or income taxes.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
First quarter 2011 sales for the segment were $459 million, compared with $382 million in the same period in 2010. Segment operating profit was $45.9 million in the first quarter, compared with $45.7 million last year.
Sales increased by 20 percent during the first quarter due to last year’s acquisition of Associated Packaging Technologies, Inc. (APT), a leading thermoform tray manufacturer for the frozen food industry, higher selling prices, favorable currency translation and the longer quarter. Operating profits modestly improved from the previous year’s results as productivity, profits from the APT acquisition, decreased pension costs and the impact of the longer quarter were essentially offset by higher labor and freight costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.
First quarter 2011 sales for the segment were $444 million, compared with $370 million in the same period in 2010. Segment operating profit was $28.6 million, compared with $21.5 million in 2010.
The 20 percent increase in segment sales was due to higher selling prices, improved volume of industrial converted products and recycled materials, favorable currency translation and the longer quarter. The year-over-year increase in selling prices was primarily a result of higher old corrugated container pricing, which had a favorable impact on prices received for recovered paper, paperboard and tubes and cores. Operating profit for the segment improved 33 percent during the quarter due to a positive price/cost relationship, the longer quarter, decreased pension costs and productivity improvements. These positive factors were partially offset by higher energy and freight costs, along with the negative impacts of mechanical and weather-related downtime in certain global paper operations.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
First quarter 2011 sales for this segment were $121 million, compared with $112 million in the same period in 2010. Segment operating profit was $6.1 million, compared with $5.1 million in 2010.
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Sonoco Reports Improved 2011 First Quarter Results — 4
Sales improved 8 percent during the quarter due to improved volume in contract packaging and point of purchase displays, favorable foreign exchange and the longer quarter. Operating profit improved 20 percent due primarily to improved volume and cost controls. A negative mix of business, stemming from previously announced business losses in point-of-purchase displays and fulfillment, partially offset volume gains during the quarter.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels and spools; molded and extruded plastics; custom-designed protective packaging; and paper amenities, such as coasters and glass covers.
First quarter 2011 sales in All Other Sonoco were $93 million, compared with $72 million reported in the same period in 2010. Operating profit for the quarter was $10.5 million, compared with $7.4 million in 2010.
Sales in All Other Sonoco increased 29 percent due to volume gains in molded plastics and reels and spools, along with higher selling prices, sales from a small acquisition and the longer quarter. Operating profit in All Other Sonoco increased 42 percent as a result of improved volume and productivity gains, partially offset by a negative price/cost relationship and higher labor, energy and freight.
Corporate
Net interest expense for the first quarter of 2011 increased to $8.7 million, compared with $8.4 million during the same period in 2010. The increase was primarily due to the additional days in the current quarter. The effective tax rate for the first quarter of 2011 was 31.1 percent, compared with 29.6 percent for the same period in 2010. The effective tax rate on base earnings was 31.2 percent and 30.4 percent in the first quarters of 2011 and 2010, respectively. The effective tax rate on base earnings for the current quarter is higher than the same period last year, primarily as a result of a larger proportion of earnings taxed at higher U.S. rates.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, April 21, 2011, at 11 a.m. Eastern time, to review its 2011 first quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Headlines” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 30801355. The archived telephone call will be available through May 1, 2011. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud 2010/2011 member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash
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Sonoco Reports Improved 2011 First Quarter Results — 5
flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports Improved 2011 First Quarter Results — 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	April 3, 2011	March 28, 2010
Net sales	$1,117,323	$935,133
Cost of sales	923,114	759,375

Gross profit	194,209	175,758
Selling, general and administrative expenses	102,298	96,136
Restructuring/Asset impairment charges	2,317	3,947

Income before interest and income taxes	$89,594	$75,675
Interest expense	9,374	8,930
Interest income	637	493

Income before income taxes and equity earnings of affiliates	80,857	67,238
Provision for income taxes	25,184	19,911

Income before equity in earnings of affiliates	55,673	47,327
Equity in earnings of affiliates, net of tax	1,964	1,226

Net income	57,637	48,553
Net (income)/loss attributable to noncontrolling interests	(246)	19

Net income attributable to Sonoco	$57,391	$48,572

Weighted average common shares outstanding – diluted	102,754	101,842

Diluted earnings per common share	$0.56	$0.48

Dividends per common share	$0.28	$0.27

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	April 3, 2011	March 28, 2010
Net sales
Consumer Packaging	$459,409	$381,633
Tubes and Cores/Paper	444,067	369,874
Packaging Services	121,176	111,913
All Other Sonoco	92,671	71,713

Consolidated	$1,117,323	$935,133

Income before income taxes:
Consumer Packaging – Operating Profit	$45,944	$45,656
Tubes and Cores/Paper – Operating Profit	28,613	21,503
Packaging Services – Operating Profit	6,095	5,079
All Other Sonoco – Operating Profit	10,519	7,384
Restructuring/Asset impairment charges	(2,317)	(3,947)
Other non-base income/(expense)	740	—
Interest, net	(8,737)	(8,437)

Consolidated	$80,857	$67,238

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Sonoco Reports Improved 2011 First Quarter Results – 7
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	April 3, 2011	March 28, 2010
Net income	$57,637	$48,553
Asset impairment charges	(180)	98
Depreciation, depletion and amortization	44,341	40,413
Fox River environmental reserves	(281)	(459)
Pension and postretirement plan expense/contributions	(89,662)	3,181
Changes in working capital	(48,745)	(43,698)
Other operating activity	23,044	25,698

Net cash (used) provided by operating activities	(13,846)	73,786
Purchase of property, plant and equipment	(38,291)	(28,514)
Cost of acquisitions, exclusive of cash	(500)	—
Debt (repayments) proceeds, net	144,235	(4,307)
Cash dividends	(28,076)	(27,070)
Shares acquired under announced buyback	(46,297)	—
Other, including effects of exchange rates on cash	9,701	(10,912)

Net increase in cash and cash equivalents	26,926	2,983
Cash and cash equivalents at beginning of period	158,249	185,245

Cash and cash equivalents at end of period	$185,175	$188,228

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	April 3, 2011	Dec 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$185,175	$158,249
Trade accounts receivable, net of allowances	591,636	508,144
Other receivables	29,936	31,917
Inventories	393,688	369,427
Prepaid expenses and deferred income taxes	64,122	89,779

	1,264,557	1,157,516
Property, plant and equipment, net	953,774	944,136
Goodwill	848,856	839,748
Other intangible assets, net	128,539	130,400
Other assets	201,510	209,214

	$3,397,236	$3,281,014

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$764,178	$756,721
Notes payable and current portion of long-term debt	21,148	16,949
Accrued taxes	18,246	6,979

	$803,572	$780,649
Long-term debt, net of current portion	745,188	603,941
Pension and other postretirement benefits	237,250	323,040
Deferred income taxes and other	59,096	65,691
Total equity	1,552,130	1,507,693

	$3,397,236	$3,281,014

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Sonoco Reports Improved 2011 First Quarter Results — 8
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information, which includes all of the items impacting financial results, and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.
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Sonoco Reports Improved 2011 First Quarter Results — 9
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

		Non-GAAP Adjustments (1)
		Restructuring/ Asset	Other
Three Months Ended April 3, 2011	GAAP	Impairment Charges	Adjustments	Base
Income before interest and income taxes	$89.6	$2.3	$(0.7)	$91.2
Interest expense, net	8.7	—	—	8.7

Income before income taxes	80.9	2.3	(0.7)	82.5
Provision for income taxes	25.2	0.7	(0.2)	25.7

Income before equity in earnings of affiliates	55.7	1.6	(0.5)	56.8
Equity in earnings of affiliates, net of taxes	2.0	—	—	2.0

Net income	57.7	1.6	(0.5)	58.8
Net (income)/loss attributable to noncontrolling interests	(0.3)	0.1	—	(0.2)

Net income attributable to Sonoco	$57.4	$1.7	$(0.5)	$58.6

Per Diluted Share	$0.56	$0.02	$(0.01)	$0.57

		Non-GAAP Adjustments (1)
		Restructuring/ Asset	Other
Three Months Ended March 28, 2010	GAAP	Impairment Charges	Adjustments	Base
Income before interest and income taxes	$75.7	$3.9	$—	$79.6
Interest expense, net	8.5	—	—	8.5

Income before income taxes	67.2	3.9	—	71.1
Provision for income taxes	19.9	1.7	—	21.6

Income before equity in earnings of affiliates	47.3	2.2	—	49.5
Equity in earnings of affiliates, net of taxes	1.3	0.2	—	1.5

Net income	48.6	2.4	—	51.0
Net (income)/loss attributable to noncontrolling interests	0.0	—	—	0.0

Net income attributable to Sonoco	$48.6	$2.4	$—	$51.0

Per Diluted Share	$0.48	$0.02	$—	$0.50

[1]	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
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